Exhibit 99.1

NBH Bank Appoints New Board Director

GREENWOOD VILLAGE, Colo., - (PR Newswire) – NBH Bank, the wholly-owned bank subsidiary of National Bank Holdings Corporation (NYSE: NBHC), announced today that Ruth Stevenson has been appointed as a director of the NBH Bank Board of Directors, effective January 1, 2019.  Bank Midwest in Missouri and Kansas, Community Banks of Colorado in Colorado, and Hillcrest Bank in New Mexico and Texas are all divisions of NBH Bank.

NBH Chairman and CEO, Tim Laney said, “We are very pleased to add Ruth Stevenson to our NBH Bank Board.  Ruth brings a wealth of banking experience from Peoples Bank and has been a valuable addition to our organization.” He added, “We know the Board will benefit from Ruth’s insights on outstanding client service and bank operations.”

Ms. Stevenson is NBH Bank’s EVP, Chief Client Executive, Deposit Operations Executive and Regional President.  Ms. Stevenson has worked in a variety of roles in financial services for more than 45 years.  She served as President and Chief Operating Officer and a member of the Board of Directors of Peoples Bank for 18 years.  Other bank positions included Community Bank President, Director of Retail, Director of a mortgage division and Operations for the mortgage division.

About NBH Bank

NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation, operates a network of 104 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities.  Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas and New Mexico.  Its comprehensive residential banking group primarily serves the bank’s core footprint with an additional office in Utah.   NBH Bank operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado, and Hillcrest Bank in Texas and New Mexico. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.

For more information visit: bankmw.com,  cobnks.com,  hillcrestbank.com or nbhbank.com. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw,  twitter.com/bank_mw,  instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks,  twitter.com/cobnks,  instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank,  twitter.com/hillcrest_bank;

NBH Bank:  twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:
Aldis Birkans, 720-529-3314
Chief Financial Officer; Treasurer

Or

Media:
Whitney Bartelli, 816-298-2203
Chief Marketing Officer
media@nbhbank.com

Source: NBH Bank